EXHIBIT 10.1


Primecore Funding Group
Ms. Susan Fox
99 El Camino Partners, LLC
99 El Camino Real
Menlo Park, California

Dear Primecore Funding Group and Ms. Fox:

         Primecore Mortgage Trust, Inc. ("PMT") hereby makes the following proposal to each of you. Reference is made to that certain Amended and Restated Management Agreement dated as of October 17, 2002 among PMT and, Primecore Funding Group, Inc. ("PFG") as amended and/or superceded by the Interim Transition Agreement dated December 23, 2003 (together the Management Agreement") and to that certain Agreement Regarding Affiliate Loans dated October 17, 2002 among PMT, PFC and 99 Investors LLC ("99 Investors") ("Affiliate Loan Agreement"). Ms. Fox is the sole owner of PFG and 99 Investors.

         1. Effective March 31, 2004, the Management Agreement shall be deemed terminated and PMT shall pay PFG all amounts due thereunder as of such date. With respect to the Termination Fee set forth in Section 9(b) of the Management Agreement, the amount of such fee shall be determined as of March 31, 2004 and shall be offset against the Deficiency Amount as defined in Section 3 of the Affiliate Loan Agreement. After applying such offset the net remaining, Deficiency Amount shall remain payable by PFG in accordance with its terms. PMT agrees and acknowledges that Ms. Fox is not personally liable for payment of any portion of any deficiency under the Affiliate Loan Agreement and that PMT will not assert or seek to establish any such liability by Ms. Fox under any legal theory including but not limited to alter ego and "piercing the corporate veil' doctrines. Except as set forth above, PMT shall have no further obligations to PFG under the Management Agreement.

         2. Effective immediately, Susan Fox shall resign as an officer and director of PMT. Ms. Fox also agrees that she will not stand for election to the Board of PMT for a period of five years and shall withdraw any shareholder proposals submitted in connection with the 2004 Annual Meeting.

         3. PMT shall hire Ms. Fox as a consultant for a fixed period of one year commencing April 1, 2004. During such period, Ms. Fox will make herself available to PMT to assist with pending litigation against certain borrowers, with respect to all real estate projects remaining in PMT's portfolio and for such other matters within her expertise and experience as management of PMT determines. Ms. Fox shall be paid a consulting fee of $30,000 per month during the term of her consultancy. Ms. Fox will not be deemed to be an employee of PMT and shall have no right to make any contracts or commitments in the name of PMT.

         In addition to the foregoing consulting payment, Ms. Fox shall be entitled to a 5% share in any gross recovery (i.e. cash actually received) by PMT during 2004 and 2005 in the following pending litigations: Primecore Mortgage Trust v. Madjlessi, Marin Superior Court No. CV 023413; Primecore Mortgage Trust v. Robert Johnston and Gregory Bock, San Mateo Superior Court No. CIV 430757 and Primecore Mortgage Trust vs. Thomas Pauline, San Mateo Superior Court No. CIV 814563.

         4. PMT is currently a tenant at 99 El Camino Real, Menlo Park, California which is owned by 99 El Camino Partners, LLC. Current rent is $25,000 per month triple net. PMT will continue to lease the premises through December 31, 2004 with the rent to be reduced to $20,000 per month effective July 1, 2004. Upon execution of this Letter Agreement, PMT shall purchase from the owner for $200,000 all of the furniture, fixtures and equipment located at the premises, including but not limited to, all computers, telephone equipment, printers, software, file cabinets, desks, credenzas, table, and chairs, with the exception of only the following: (i) the main conference room table, chairs cabinet and rug (ii) any kitchen appliances and, (iii) all artwork.. In addition, PMT shall assume the leases with respect to the two Savin copiers, the Minolta printer and the Cisco telephone system presently used by PFG. Notwithstanding the foregoing, landlord shall have the right to cancel the Lease on ninety (90) days prior notice to PMT.